            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 16, 2005, in Post-Effective Amendment No. 1 to
the Registration Statement (Form S-3 No. 333-116505) and related Prospectus of
Endurance Specialty Holdings Ltd., Endurance Holdings Capital Trust I and
Endurance Holdings Capital Trust II for the registration of $750,000,000 of their debt securities, preference shares, ordinary shares, depositary shares, warrants, stock purchase contracts, stock purchase units, trust preferred securities and guarantees of trust preferred securities.

/s/ Ernst & Young

Hamilton, Bermuda
June 2, 2005